EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Columbia Laboratories, Inc.
Livingston, NJ

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-75275, 333-125671, 333-132803, 333-140107, and 333-155530) and Form S-8 (No. 333-34079, 333-63470, 333-116072, and 333-152008,) of Columbia Laboratories, Inc. of our reports dated March 12, 2010, relating to the consolidated financial statements, and the effectiveness of Columbia Laboratories, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K/A, Amendment No. 1. We also consent to the incorporation by reference of our report dated March 12, 2010 relating to the financial statement schedule, which appears in this Form 10-K/A, Amendment No. 1.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Woodbridge, NJ
April 30, 2010